Exhibit 16.1

April 16, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Item 4.01 of Form 8-K dated April 16, 2014 of Carter Validus Mission Critical REIT, Inc. and are in agreement with the statements contained in paragraphs two and three of section (a) on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP